Exhibit 10.17

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into and made effective as of the date on which all Parties have executed the Settlement Agreement (the “Effective Date”), by and between EPIR Technologies, Inc., an Illinois corporation (“EPIR”), Sivananthan Laboratories, Inc, an Illinois corporation (“Labs”), Sivalingam Sivananthan, a resident of Illinois (“Dr. Sivananthan”), and Sunovia Energy Technologies, Inc., a Nevada corporation (“Sunovia”).  EPIR, Labs, Dr. Sivananthan and Sunovia are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, EPIR and Sunovia entered into a Research, Development and Supply Agreement on November 1, 2007, which agreement was amended and restated on January 24, 2008, and again amended on April 15, 2009 (such agreement and all amendments and ancillary documents, including but not limited to the Sunovia-EPIR Advanced Photovoltaic Technology Development Program and Program Technical Validation Plan, are referred to collectively herein as the “RDS Agreement”);

WHEREAS, EPIR and Sunovia entered into a Stock Purchase Agreement on January 24, 2008 (the “Stock Purchase Agreement”);

WHEREAS, on April 15, 2009, Sunovia and EPIR entered into a Common Stock Purchase Warrant agreement, pursuant to which EPIR is entitled to purchase 25,000,000 shares of Sunovia common stock (the “Warrant”);

WHEREAS, on December 3, 2009, EPIR issued shares of Labs to EPIR shareholders as a part of the Labs Spin Off, including but not limited to Sunovia;

WHEREAS, certain disputes have arisen between the Parties with respect to the RDS Agreement, the Stock Purchase Agreement, the Warrant, the Labs Spin Off and the parties’ relationships and performances under the various agreements by and between them (collectively, the “Disputes”);

WHEREAS, on August 6, 2010, EPIR asserted certain claims against Sunovia arising from and relating to the Disputes in the United States District Court for the Northern District of Illinois in the case captioned EPIR Technologies, Inc. v. Sunovia Energy Technologies, Inc., Case No. 10 C 4949 (the “Litigation”);

WHEREAS, on August 17, 2010, Sunovia asserted certain counterclaims in the Litigation against EPIR, Labs and Dr. Sivananthan arising from and relating to the Disputes; and

WHEREAS, the Parties now wish to enter into this Agreement to avoid further expenditures of financial, managerial and other resources in connection with the pursuit and defense of the Disputes and the Litigation and to resolve the various claims threatened before the Litigation was filed and asserted in the Litigation against each other.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1. Return of the Parties’ Respective Shareholdings.  Within seven (7) days from Dismissal of the Litigation by EPIR, Sunovia shall transfer or cause to be transferred, without further consideration: (1) all shares of EPIR common stock held by it or any of its subsidiaries as of the Effective Date to EPIR (such number of shares shall be at least 20,220,000 shares of such stock); (2) all shares of Labs common stock held by it or any of its subsidiaries as of the Effective Date to Labs (such number of shares shall be at least  20,220 shares of such stock).  Within seven (7) days from the Dismissal of the Litigation by Sunovia, EPIR and Labs will return all shares of Sunovia common stock held by them as of the Effective Date to Sunovia (such number of shares shall be at least  69,105,829   shares of such stock).  Sunovia, EPIR and Labs represent and warrant that they have not sold, pledged or otherwise transferred any interest in, nor have they purported to sell, pledge or otherwise transfer or grant any interest in the securities to be transferred to the other Parties pursuant to this Section

2. Cancellation of the Warrant. The Warrant is hereby terminated in its entirety as of the Effective Date and, from and after the Effective Date, shall be null and void and of no further force or effect.  Within seven (7) days of the Effective Date, EPIR will deliver to Sunovia the original of the Warrant for cancellation by Sunovia.  EPIR hereby represents and warrants that it has not sold, pledged or otherwise transferred any interest in, nor has it purported to sell, pledge or otherwise transfer or grant any interest in, or to exercise, the Warrant or the securities underlying such Warrant.

3. Transfer of Shares by Certain Employees.  Subject to the provisions of this Section 3, on and after the Effective Date, Sunovia shall permit the transfer of shares of Sunovia common stock acquired by purchase, transfer or other means by any of EPIR’s or Labs’ present and former employees and related persons identified on Exhibit B, attached hereto and made a part hereof, consistent with SEC rules and regulations upon request by the holder of such shares. (The shares referenced in the first sentence of this Section 3 are hereinafter collectively referred to as the “Purchased Employee Shares”.) Any person requesting a transfer of Purchased Employee Shares shall comply with the procedures applied with respect to other Sunovia shareholders regarding the transfer of restricted stock; in addition, each holder of Purchased Employee Shares shall be permitted to transfer, in any three-month period, a maximum number of shares equal to the average weekly trading volume of Sunovia’s common stock on the Over-the-Counter Bulletin Board.  All Purchased Employee Shares shall remain restricted pursuant to the terms of this Section until and unless they are transferred in accordance with the terms of this Section. Sunovia further represents and warrants that it will not in the future contend or permit its Transfer Agent to contend that any such present or former employees or related persons are unable to transfer their shares in Sunovia or that restrictions on the transfer of their shares cannot be removed solely as a result of their relationship with EPIR or Labs, except as provided for in this Section 3.  The Parties agree that any such present or former employees or related persons are intended third party beneficiaries of this Agreement and are entitled to rely upon all rights, representations, warranties, and covenants made by Sunovia herein to the same extent as if such present or former employees or related persons were a party hereunder.  The transfer of shares and removal of restrictions on shares pursuant to Section 3 shall be in compliance with all SEC rules and regulations.

4. Termination of RDS Agreement and Stock Purchase Agreements.  To the extent not already done so, each of the RDS Agreement and Stock Purchase Agreement is hereby terminated in its entirety as of the Effective Date and none of the obligations set forth therein, including those surviving termination pursuant to Section 3.5 of the RDS Agreement, will be binding on the Parties.  There will be no lingering effects or commitments, whatsoever, related to the RDS Agreement or the Stock Purchase Agreement.

5. Dismissal of the Litigation. Within seven (7) days of the Effective Date, the Parties will cause a Stipulation of Dismissal With Prejudice (substantially in the form attached hereto as Exhibit A) to be filed in the Litigation with the United States District Court for the Northern District of Illinois seeking entry of an Order of Dismissal with Prejudice.

6. Patent Revenue Sharing.

(a) Independent License or Sale of Patent.  If EPIR licenses or sells the patent rights with respect to U.S. Patent Application 12/261,827 (the “‘827 Patent Application”) independent of any other right or asset, EPIR will pay Sunovia 50% of any gross revenues received with respect to such license or sale within thirty (30) days of the receipt of the gross revenues.

(b) License or Sale of Patent with other Assets.  If the ‘827 Patent Application is licensed or sold together with other assets or included as part of a sale of a 50% or more of the then outstanding voting securities of EPIR, EPIR will, in good faith, assess the value obtained with respect to the license or sale of the ‘827 Patent Application and the other assets included in such license or sale so as to determine what net revenues should be used to calculate the revenue share to be paid to Sunovia.  If the sale of EPIR securities triggers the revenue sharing provisions of this Section 6(b), the payment of the revenue share outlined herein will constitute full and complete satisfaction of the revenue sharing provisions provided for herein and such obligations will be deemed terminated and no longer applicable to EPIR or any other party.

(c) EPIR shall not transfer the ‘827 Patent Application or any rights to the technology described therein to any related party without the consent of Sunovia or to any third party except in accordance with a license or sale of the Patent for due consideration. In addition, if at any time EPIR determines not to defend or prosecute the ‘827 Patent Application, it shall promptly notify Sunovia, and Sunovia shall have the sole right to defend or prosecute the Patent Application. In that case, upon request by Sunovia, EPIR shall execute such assignment documentation as may be reasonably necessary to permit Sunovia to exercise all of the rights that EPIR would otherwise have with respect to prosecuting and defending the Patent.

7. Public Announcement.   The Parties agree to issue the joint press release attached hereto as Exhibit C promptly upon execution of this Agreement. The Parties further agree that, except to the extent required by law, neither party shall disclose to third parties the  terms of this Agreement.

8. Confidentiality.  Each Party shall return all Confidential Information (as defined in the RDS Agreement) and any other written material containing or reflecting any information in the Confidential Information of the other Party received under the RDS Agreement to the Party disclosing such information, and will not retain any copies, extracts or other reproductions in whole or in part of such written material.  All documents, memoranda, notes and other writings whatsoever prepared by such Party or its representatives (including, without limitation, its directors, employees, third party advisors, financial institutions, financing sources or capital providers) based on the Confidential Information shall be destroyed, and such destruction shall be certified in writing to EPIR, in the case of Sunovia and its Affiliates, and Sunovia, in the case of EPIR and its Affiliates.  To the extent Confidential Information of the other Party cannot be returned, destroyed or forgotten, the Party that received such Confidential Information shall maintain that information in confidence in perpetuity and shall not disclose such Confidential Information.  Notwithstanding the preceding sentence, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable laws, governmental regulations or court orders, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, it will, except where impractical for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and will use good faith efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

9. Mutual Release.

(a)           Sunovia Release.  EPIR, Labs and Dr. Sivananthan (the “EPIR Releasors”) hereby release and forever discharge Sunovia and its respective predecessors, successors, parents, subsidiaries, affiliates, assigns, transferees, agents, shareholders and attorneys as well as its respective past and present directors, officers and employees (collectively, the “Sunovia Releasees”) from and against (i) the claims and counterclaims asserted in the Litigation; (ii) the claims and counterclaims that could have been asserted in the Litigation arising out of or relating to any transaction or occurrence that was the subject matter of the claims and counterclaims asserted in the Litigation; and (iii) all actions, causes of action, claims, suits, debts, damages, judgments, losses, costs, liabilities and demands whatsoever, whether fixed or contingent, at law or in equity, and now known or unknown, that the EPIR Releasors ever had, now have, or hereafter can, shall or may have against the Sunovia Releasees, or any of them, arising out of or relating to the RDS Agreement, the Stock Purchase Agreement, the Warrant, the Labs Spin Off or the Disputes, from the beginning of time to the Effective Date; provided, however, that nothing in this release shall be deemed to affect the enforceability of this Agreement.

(b)           EPIR, Labs and Dr. Sivananthan Release.  Sunovia hereby releases and forever discharges EPIR, Labs and Dr. Sivananthan and their respective predecessors, successors, parents, subsidiaries, affiliates, assigns, transferees, agents, shareholders and attorneys as well as their respective past and present directors, officers and employees (collectively, the “EPIR Releasees”) from and against (i) the claims and counterclaims asserted in the Lawsuit; (ii) the claims and counterclaims that could have been asserted in the Litigation arising out of or relating to any transaction or occurrence that was the subject matter of the claims and counterclaims asserted in the Litigation; and (iii) all actions, causes of action, claims, suits, debts, damages, judgments, losses, costs, liabilities and demands whatsoever, whether fixed or contingent, at law or in equity, and now known or unknown, that Sunovia ever had, now have, or hereafter can, shall or may have against the EPIR Releasees, or any of them, arising out of or relating to the RDS Agreement, the Stock Purchase Agreement, the Warrant, the Labs Spin Off or the Disputes, from the beginning of time to the Effective Date; provided, however, that nothing in this release shall be deemed to affect the enforceability of this Agreement.

(c)           WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542.  WITHOUT DEROGATING FROM THE ILLINOIS CHOICE OF LAW PROVISION, EACH RELEASING PARTY HEREBY AGREES THAT THE RELEASES, WAIVERS AND COVENANTS NOT TO SUE CONTAINED HEREIN EXTEND TO ANY AND ALL RIGHTS OF EACH RELEASING PARTY UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE AND ANY SIMILAR LAW OF ANY STATE OR TERRITORY OF THE UNITED STATES, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY EACH RELEASING PARTY.  EACH OF THE RELEASING PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY SECTION 1542 OF THE CALIFORNIA CIVIL CODE (IF ANY).  SECTION 1542 OF THE CALIFORNIA CIVIL CODE PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)           Limitation of Releases.  Nothing in this Agreement shall be construed to release any of the released parties, as applicable, from any liabilities or obligations arising from or under this Agreement.  Nothing in this Agreement shall be construed to release any claims against any person who fails to execute and deliver any document required to be executed and delivered by such person in connection with this Agreement.

10. Representation and Warranties.  Each Party hereby represents and warrants that it has neither assigned nor transferred, nor purported to assign or transfer, to any other person or entity any claim or matter herein released, and agrees to indemnify, defend and hold the releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by any of them as a result of any person or entity asserting an assignment or transfer of any rights or any claims under any such assignment or transfer.  In addition, each of Sunovia, EPIR and Labs represent to the other Parties hereto that the execution of this Agreement on its behalf has been authorized and approved by all necessary corporate action and that the undersigned officer of each has full corporate power and authority to execute this Agreement on its behalf and to bind it to the terms hereof.  Sunovia further represents and warrants to EPIR and Labs that it has not sold or otherwise transferred any shares of EPIR common stock received by it in connection with the RDS Agreement to any third party that are not being returned to EPIR pursuant to Section 1 of this Agreement.

11. Attorneys’ Lien. Sunovia hereby agrees to indemnify, defend and hold EPIR, Labs and Dr. Sivananthan, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by any of them as a result of any person or entity asserting any claim with respect to the attorneys’ lien served by Funkhouser Vegosen Liebman & Dunn Ltd. on EPIR, Labs and Dr. Sivananthan on March 16, 2011.

12. No Acknowledgment of Fault.  Each Party agrees that neither the execution nor the performance of this Agreement is an admission of, or concession to liability for, any claim, premise, or position of the other Party, as this Agreement is a compromise settlement. The Parties further agree that this settlement is the compromise of disputed claims and agree that nothing in this Agreement shall be construed as an admission of any fault or liability by any Party.

13. Notice.  Any notice required to be given pursuant to this Agreement shall be in writing and forwarded by certified or registered mail, return receipt requested, or delivered by a courier service, such as Federal Express, DHL, or the like, and shall be sent to the Parties at the addresses and to the individuals listed below:

if to EPIR: Kasivisvanathan Chelvakumar EPIR Technologies, Inc. 590 Territorial Drive, Unit B Bolingbrook, IL 60440	if to Sunovia: Art Buckland Sunovia Energy Technologies, Inc. 106 Cattlemen Road Sarasota, FL 34232
if to Labs: Christoph Grein Sivananthan Laboratories, Inc. 590 Territorial Drive, Suite H Bolingbrook, IL 60440	if to Dr. Sivananthan: Sivalingam Sivananthan EPIR Technologies, Inc. 590 Territorial Drive, Unit B Bolingbrook, IL 60440
The individuals and addresses set forth above can be changed by a Party pursuant to written notice as provided in this Section 13.

14. Independent Contractors.  This Agreement does not make any Party hereto the agent of the other, or create a partnership or joint venture between the Parties, and neither Party shall have the power to obligate or bind the other Party in any manner whatsoever.  No Party hereto shall hold itself out contrary to the provisions of this Section 14 by advertising or otherwise.  This Agreement shall not be construed to be for the benefit of any third Party.

15. Integration.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter thereof, and supersedes any prior negotiations, representations, understandings or agreements, either oral or written.  This Agreement cannot be modified or amended except by a written document signed by both Parties hereto which specifically refers to this Agreement.  No provision of this Agreement shall be interpreted against any Party because such Party or its legal representative drafted such provision.  The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no manner affect the right of such Party to thereafter enforce same. The waiver by either Party of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

16. Severability.  If any provision of this Agreement shall contravene or be held invalid or unenforceable under the laws of any State, country or jurisdiction in which this Agreement shall be performed or enforced, then such contravention, invalidity or unenforceability shall not invalidate the entire agreement.  Such invalid or unenforceable provision shall be deemed to be modified to the extent necessary to render the Agreement valid and enforceable, and, if no such modification shall render the Agreement valid and enforceable, then the Agreement shall be construed as if not containing such provision, and the rights and obligations of the Parties shall be modified, construed and enforced accordingly.

17. Waiver.  Except as prohibited by law, each Party hereto hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any document or agreement entered into in connection herewith or any of the transactions contemplated hereby or thereby.

18. Choice of Forum.  Any legal action or proceeding relating to this Agreement shall be submitted to the exclusive general jurisdiction and venue of the federal and state courts of Cook County, Illinois.  Each Party hereby consents to such jurisdiction and waives any objection that it may now or hereafter have (a) to the venue of any such action or proceeding in any such court, or (b) that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same.

19. Choice of Law.  This Agreement and all matters or issues collateral thereto shall be construed, governed by and interpreted in accordance with the laws of the State of Illinois applicable to contracts executed and performed entirely therein and as if prepared jointly by the Parties.

20. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties, their officers, directors, affiliates, subsidiaries (direct and indirect), related parties, successors in interest and permissible assigns and licensees, heirs, legal representatives and all persons and entities under the control of the respective Parties hereto.  The term “related party” or “related parties” as used in this Agreement shall mean with respect to any person, a person that, directly or indirectly, through one or more intermediaries, has control of, or is controlled by, or is under common control with, such person.

21. Assignability.  Either Party can freely assign this Agreement to a successor to its entire business or to the entire portion of its business to which this Agreement pertains.

22. Definitions.  When used in this Agreement, the following terms have the meanings set forth below:

"Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, Contract, or otherwise.

"Contract" means any written or oral contract, commitment, agreement, arrangement, note, bond, mortgage, lease, license or other agreement binding on the parties thereto, including any amendments, supplements or modifications thereto.

"Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Authority or any other entity.

"Governmental Authority" means any federal, state, local, municipal body or agency, any court of competent jurisdiction, any governmental department, commission, board, bureau, agency, political subdivision or other governmental authority or instrumentality or any arbitral authority, in each case, whether domestic or foreign.

23. Counterparts.  This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.  This Agreement may be delivered by facsimile or email transmission of the relevant signature pages hereof.

Signature page follows.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed individually or by their respective officers authorized to bind the Parties to the terms hereof, in duplicate originals, each duplicate original for all purposes being deemed an original by each Party.

AGREED TO AND ACCEPTED:	Sunovia Energy Technologies, Inc.

EPIR Technologies, Inc.

By: /s/Kasivisvanathan Chelvakumar	By: /s/Arthur Buckland
Name: Kasivisvanathan Chelvakumar	Name: Arthur Buckland
Title: President	Title: President and CEO
Date: May 12, 2011	Date: May 12, 2011

Sivananthan Laboratories, Inc.

By: /s/ Christoph Grein
Name: Chrisoph Gein
Title: Chief Scientific Officer
Date: May 12, 2011

Sivalingam Sivananthan

/s/ Sivalingam Sivananthan
Date: May 12, 2011